                           STOCK PURCHASE AGREEMENT

    This STOCK PURCHASE AGREEMENT, dated as of January 21, 1997 (this "Agreement"), is made and entered into by and between PACIFICARE HEALTH SYSTEMS, INC., a Delaware corporation, as seller ("Seller"), and TOTAL HEALTH CHOICE, INC., a Florida nonprofit corporation, as buyer ("Buyer"), with reference to the following facts:

                                   PREAMBLE

    A. Seller owns all of the issued and outstanding shares of capital stock of PacifiCare of Florida, Inc., a Florida corporation (the "Company").

    B. Buyer desires to purchase all of the issued and outstanding shares of capital stock of the Company, and Seller desires to sell such capital stock of the Company to Buyer, pursuant to the terms and subject to the conditions of this Agreement.

    NOW, THEREFORE, in consideration of the above premises and the promises, covenants, conditions, representations and warranties exchanged by the parties hereinbelow, Buyer and Seller hereby agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

    1.1 DEFINED TERMS. Unless otherwise defined in this Agreement, the capitalized terms used in the above premises and throughout this Agreement (including in the exhibits and schedules attached hereto) shall have the meanings set forth in this Section 1.1.

         ACTUARY: The actuarial firm of Reden & Anders.

         ADJUSTED MEMBERS: The number of the Company's HMO members reflected on the February Enrollment Report, adjusted as provided in Section 10.7 below.

         ADJUSTED PRELIMINARY PURCHASE PRICE: The total of the Preliminary Purchase Price and the Member Adjustment.

         ADDITIONAL AGREEMENTS: The Escrow Agreement, Indemnification Agreement and any other agreements, certificates, instruments or other documents executed and delivered pursuant to this Agreement.

         AGREEMENT: This Stock Purchase Agreement, including all exhibits and schedules hereto.

         AHCA: The Agency for Health Care Administration, an administrative agency of the State of Florida.

         ASSETS: The assets, properties, business, goodwill and rights of every kind and description, whether real, personal or mixed or tangible or intangible, wherever situated, of the Company and of its Subsidiaries, except for the Excluded Claims and those set forth on Schedule 2.4.

         BALANCE SHEETS: The audited consolidated statutory basis balance sheet of the Company as of September 30, 1994, the audited statutory basis balance sheet of the Company as of September 30, 1995, the audited statutory basis balance sheet of the Company as of September 30, 1996, the unaudited balance sheet of the Company's subsidiaries as of September 30, 1995 and the unaudited balance sheet of the Company's subsidiaries as of September 30, 1996.

         BROKER AGREEMENTS: All agreements or contracts entered into between the Company and any agent, broker or solicitor, pursuant to which such Person has agreed to arrange, on behalf of the Company, sales of health plan benefits to individuals, employers, employer groups or other purchasers.

         BUYER: Total Health Choice, Inc., a Florida nonprofit corporation.

         CLOSING: The point in time when Buyer's and Seller's respective conditions precedent to proceed with the purchase and sale of the Shares pursuant to the terms of this Agreement have been satisfied or waived in writing by the other party and, if applicable, the meeting for the purpose of completing and consummating such transaction.

         CLOSING DATE: The day on or after which the Closing has occurred as mutually agreed to by Buyer and Seller; provided, however, that Buyer and Seller will use reasonable efforts to close within the Preferred Closing Corridor.

         COMPANY: PacifiCare of Florida, Inc., a Florida corporation, formerly known as, Advantage Health Plans, Inc. and before that known as Lourdes Health Services, Inc. and the successor-in-interest to Pasteur Health Plan, Inc., a Florida corporation, which was formerly known as Pasteur Health Plan HMO, Inc., and any other Person which, after the Closing Date, becomes a successor, successor-in-interest, assignee or transferee of the Company or of all or any material portion of the Company's business or the Assets.

         COMPANY EMPLOYEES: Those employees of the Company as of the Closing
Date.

         COMPANY LIABILITIES: Liabilities of the Company and its Subsidiaries which shall include, but not be limited to, the Company Payables and the other liabilities of the Company as reflected on the Final Balance Sheet and any Liabilities which arise, occur or accrue after the Closing Date.

         COMPANY PAYABLES: Obligations to pay for goods or other property sold, leased or licensed, or for services rendered, to or on behalf of the Company or its Subsidiaries, including accounts payable attributable to the Company's or its Subsidiaries' operations such as lease and vendor payments.

         DOI: The Department of Insurance of the State of Florida.

         DOWN PAYMENT: The cash amount of Six Million Dollars ($6,000,000.00).

         ESCROW AGREEMENT: The Escrow Agreement, of even date herewith, made and entered into by and among Buyer, Seller and Escrow Holder.

         ESCROW HOLDER: The law firm of Ruden McClosky Smith Schuster & Russell, P.A.

         EXCLUDED CLAIMS: Any and all of the Company's right, title or interest in or to any claims, causes of action, damages (of every kind and nature), judgments, awards, settlements or indemnities which the Company may not or hereafter assert against or recover from Alma Hernandez and/or Ismael Hernandez, M.D., together with any monetary amounts, fees, expenses or other consideration which is, or becomes, payable by either Hernandez to the Company.

         FEBRUARY ENROLLMENT REPORT. The enrollment report generated by the Company which reflects the number of HMO members enrolled in the Company's health plan on and as of January 31, 1997.

         FINAL ADJUSTMENT DATE: The one hundred twentieth (120th) day following the Closing Date, provided that if such day is not a business day, then the next business day following such day.

         FINAL BALANCE SHEET: The unaudited consolidated balance sheet of the Company as of January 31, 1997, established by adjusting the Preliminary Balance Sheet pursuant to the process and procedures set forth in Section 10.6 below.

         FINAL MEMBER PRICE: The amount determined by multiplying (i) Two Hundred Dollars ($200.00), times (ii) the number of Adjusted Members.

         FINAL PURCHASE PRICE: The total of the Adjusted Preliminary Purchase Price plus, if applicable, the TNE Excess Amount or minus, if applicable, the TNE Deficit Amount.

         FINANCIAL STATEMENTS: The Balance Sheets, the audited consolidated statutory basis statement of operations of the Company for the period commencing December 16, 1993 and ended September 30, 1994, the audited statutory basis statement of operations of the Company as of the fiscal year ended September 30, 1995, the audited statutory basis statement of operations of the Company as of the fiscal year ended September 30, 1996, the unaudited statement of operations of the Company's subsidiaries as of the fiscal year ended September 30, 1995 and the unaudited statement of operations of the Company's subsidiaries as of the fiscal year ended September 30, 1996. The Financial Statements are attached hereto as Exhibit "A."

         FIXED PRICE: The amount of Two Million Six Hundred Thousand Dollars ($2,600,000.00).

         FLORIDA HMO ACT: The Florida Health Maintenance Organization Act, codified at Sections 641.17 to 641.395, Florida Statutes, and any rules and regulations promulgated thereunder by the DOI, as from time to time may be amended.

         GOVERNMENTAL AUTHORITY: The federal government, any state, county, municipal, local or foreign government, and any governmental agency, department, bureau, commission, court, authority or body, including AHCA and DOI.

         H-S-R ACT: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any rules and regulations promulgated thereunder, as from time to time may be amended.

         HMO: Health Maintenance Organization.

         HMO REGULATORY APPROVAL: The approval by the DOI, and AHCA as applicable, of the sale of the Company's capital stock to Buyer as contemplated hereunder.

         INDEMNIFICATION AGREEMENT: The Indemnification Agreement, dated as of the Closing Date, to be entered into by and among Seller, the Company and Buyer, the form of which agreement is attached hereto as Exhibit "B."

         I S TERMS: Those terms pursuant to which the Company will use and license certain of Seller's software as set forth on Exhibit "C."

         LIABILITIES: Any and all debts, indebtedness, liabilities, liens, claims, judgements, damages, of every kind and nature, including incidental and consequential damages, losses or other obligations, of every kind or nature, whether due or payable, known or unknown, absolute or contingent, liquidated or unliquidated, secured or unsecured or foreseeable or unforeseeable, which are required to be paid, satisfied or fulfilled.

         MATERIAL ADVERSE EFFECT: As applicable: (i) With respect to the Company, shall mean a material and adverse effect upon the business, operations or Assets of the Company and its Subsidiaries, when taken as a whole, or any lien or restriction on the Shares; and (ii) with respect to Buyer, an adverse effect upon Buyer's ability to perform all of its obligations, as and when they become due, under this Agreement (including, but not limited to, payment of the Final Purchase Price) or under any of the Additional Agreements to which Buyer or the Company is a party.

         MATERIALLY ADVERSE LOSS: As a result of a Material Adverse Effect upon the Company, those losses (other than operating losses of the Company), liabilities, judgments, damages, assessments, fines, interest, penalties, deficiencies, costs or expenses, which in any single instance or in the aggregate, amount to One Million Five Hundred Thousand Dollars ($1,500,000.00) or more.

         MEMBER ADJUSTMENT: The positive or negative amount, as the case may be, determined by reducing the Final Member Price by the Preliminary Member Price.

         MEMBER ADJUSTMENT DATE: The forty-fifth (45th) day following the Closing Date, provided that if such day is not a business day, then the next business day following such day.

         PERSON: Any individual, trustee, corporation, general or limited partnership, limited liability company or partnership, joint venture, joint stock company, bank, firm, Governmental Authority, trust, association, organization or unincorporated entity of any kind.

         PREFERRED CLOSING CORRIDOR: The month of February, 1997.

         PRELIMINARY BALANCE SHEET: A pro forma consolidated balance sheet of the Company as of the January 31, 1997, together with those schedules attached thereto, as prepared by Seller, a copy of which balance sheet is attached hereto as Exhibit "D."

         PRELIMINARY MEMBER PRICE: The amount determined by multiplying (i) Two Hundred Dollars ($200.00), times (ii) the number of the Company's HMO members as reflected on the February Enrollment Report.

         PRELIMINARY PURCHASE PRICE: The total of the Fixed Price plus the Preliminary Member Price minus (if applicable) the Purchase Refund.

         PROVIDER AGREEMENTS: All contracts or agreements with health care providers for the provision, arrangement or coordination of medical, health or related services to the Company's HMO members.

         PURCHASE REFUND: Provided that Seller provides Buyer with notice that Seller is prepared to close the transactions contemplated under this Agreement and the Additional Agreements within the Preferred Closing Corridor, then if Buyer proceeds with the Closing within two (2) business days after receipt of such notice, the Preliminary Purchase Price shall be reduced by an amount equal to the product of (i) Four Hundred Thousand Dollars ($400,000.00), multiplied by
(ii) a fraction the numerator of which is the number of days which have elapsed in the month of February through the Closing Date and the denominator of which is twenty-eight (28), the number of days in the month of February.

         REAL ESTATE: The parcels of real property currently owned by the Company or one of its Subsidiaries as set forth on Parts A.1 and A.2 of Schedule 3.24.

         REFERENCE DATE: January 1, 1997.

         SECURITIES LAWS: The Securities Act of 1933, and the rules and regulations promulgated thereunder and the securities laws of any state, and the rules and regulations promulgated thereunder.

         SELLER: PacifiCare Health Systems, Inc., a Delaware corporation.

         SHARES: Thirteen Thousand One Hundred Thirty-Five (13,135) shares of a single class of capital stock of the Company, par value Fifty Dollars ($50.00) per share, held by Seller.

         SUBSCRIBER AGREEMENTS: All agreements or contracts in which the Company has entered to arrange or provide health care services to (i) eligible individuals who subscribe to a prepaid health plan offered by the Company's HMO, or (ii) certain employers, employer groups or other purchasers who subscribe to a prepaid health plan offered by the Company's HMO.

         SUBSIDIARIES: Those subsidiaries of the Company as set forth on
Schedule 3.8.

         TANGIBLE NET EQUITY: The amount determined by (i) reducing the total book value of the tangible assets of the Company, by (ii) the total liabilities of the Company (including medical Claims, IBNR reserves and provider risk pools), as all such items are reflected on the Final Balance Sheet.

         THIRD PARTY: A Person other than the Company, Buyer or Seller.

         TNE DEFICIT AMOUNT: The amount by which Two Million Six Hundred Thousand Dollars ($2,600,000.00) exceeds the Tangible Net Equity.

         TNE EXCESS AMOUNT: The amount by which the Tangible Net Equity exceeds Two Million Six Hundred Thousand Dollars ($2,600,000.00).

         WARN ACT: The Worker Adjustment and Retraining Act and the rules and regulations promulgated thereunder, as from time to time may be amended.

    1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

    1.3 DAY OR DAYS. Use of the terms "day" or "days" in this Agreement shall mean and refer to calendar days unless either term is expressly modified by a reference to "business" days.

    1.4 ARTICLES, SECTIONS, EXHIBITS AND SCHEDULES. References in this Agreement to articles, sections, exhibits and schedules are to articles, sections, exhibits and schedules of and to this Agreement. All exhibits and schedules to this Agreement, either as originally existing or as the same from time to time may be supplemented, modified or amended, are hereby incorporated herein by this reference.

    1.5 CONSTRUCTION OF TERMS. The term "or" shall not be exclusive. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

    1.6 GENDER. The use of the neuter gender in referring to any Person in this Agreement also shall apply to that Person if such is masculine or feminine. Hence, the use of the words "it" or "its" shall include and shall be interchangeable with the use of the words "him" or "his" or "her" or "hers," as the case may be, when the context so requires.

                                      ARTICLE 2

                                  PURCHASE AND SALE;
                            FURNISHING OF OTHER COVENANTS

    2.1 SALE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer all of Seller's right, title and interest in and to all of the Shares, including the right to receive all unpaid dividends or other distributions declared or otherwise payable with respect to the Shares. Such sale, assignment, transfer, conveyance and delivery shall be effected by the delivery to Buyer at the Closing of the certificate(s) representing all of the Shares and a stock assignment separate from certificate duly executed, in blank, by Seller.

    2.2 PURCHASE OF THE SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase the Shares from Seller and, in consideration of and in exchange for the Shares, Buyer agrees to (i) assume, pay and perform certain Company Liabilities in accordance with the terms and conditions set forth in the Indemnification Agreement, and (ii) pay Seller the Final Purchase Price in the amounts and in the manner hereinafter set forth:

         (a) JANUARY 21, 1997: On or before such date, Buyer shall pay Seller the Down Payment, subject to the provisions in Section 9.6 below, by depositing the Down Payment with the Escrow Holder pursuant to the Escrow Agreement;

         (b) CLOSING DATE: On or before the Closing Date, (i) the Escrow Holder shall deliver to Seller the Down Payment plus all interest which has accrued thereon; Seller and (ii) Buyer shall pay Seller the cash amount equal to the Preliminary Purchase Price minus the total of the Down Payment plus all interest which has accrued thereon;

         (c) MEMBER ADJUSTMENT: On or before the Member Adjustment Date, as applicable: (i) Buyer shall pay to Seller the cash amount of the Member Adjustment if the Member Adjustment is a positive number; or (ii) Seller shall pay to Buyer the cash amount of the Member Adjustment if the Member Adjustment is a negative number; and

         (d) FINAL ADJUSTMENT DATE. On or before the Final Adjustment Date, Buyer or Seller shall make a cash payment to the other, as applicable:
    (i) in the event that the Final Purchase Price exceeds the Adjusted Preliminary Purchase Price, then Buyer shall pay Seller the amount of such difference; or (ii) in the event that the Preliminary Purchase Price exceeds the Final Purchase Price, then Seller shall pay and return such amount to Buyer.

    2.3 TREATMENT OF THE COMPANY'S LIABILITIES AND CERTAIN ASSETS. Provided that the Closing occurs, Buyer and Seller agree that:

         (a) Buyer, Seller and the Company shall assume and be responsible for the payment or performance of the Company Liabilities in accordance with the process and procedures established in the Indemnification Agreement and Section
10.1 below;

         (b) Except for those Company Liabilities expressly assumed by Seller pursuant to the Indemnification Agreement or this Agreement, Buyer, jointly and severally with the Company, shall be responsible for the payment, performance and satisfaction of all other Company Liabilities, including those liabilities reflected on the Final Balance Sheet; and

         (c) Buyer acknowledges and agrees that all, and not less than all, of the Excluded Claims will be assigned and transferred to Seller as of, or prior to, the Closing.

    2.4 EXCLUDED ASSETS AND LIABILITIES. Buyer and Seller acknowledge and agree that the assets and liabilities of the Company, as currently reflected on
Schedule 2.4, shall be excluded from the Company. Such assets, as they may increase or decrease in value, shall be assigned, transferred and conveyed by the Company to Seller as of the Closing or as soon thereafter as reasonably practicable. Such liabilities, as they may increase or decrease, shall be assumed and transferred by the Company to Seller as of the Closing or as soon thereafter as reasonably practicable. Buyer, Seller and the Company shall take all necessary actions, whether prior to or after the Closing, which are necessary to accomplish such assignment, transfer, conveyance or assumption, as the case may be.

    2.5 MANNER OF PAYMENT. All payments of the Final Purchase Price or adjustments made thereto shall be paid via wire transfer or other form of electronic funds transmission, by cashier's check or in certified funds pursuant to payment instructions delivered to the party who owes the applicable funds by the party to whom such funds are owed or are to be received.

    2.6 TRANSFER TAXES. Buyer shall pay any and all federal, state and local taxes arising out of, or assessed in connection with, the sale or transfer of the Shares, except for taxes assessed against Seller's gross receipts or income and except that the cost of the Florida state documentary stamp taxes shall be shared equally between Buyer and Seller.

                                      ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Buyer as of the Reference Date as of the Closing Date as follows:

    3.1 CORPORATE ORGANIZATION. Seller is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is in good standing under the laws of the States of Delaware and California. The Company and its Subsidiaries each is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

    3.2 CORPORATE AUTHORITY OF SELLER. Seller has the corporate power and authority to execute and deliver this Agreement and any Additional Agreements to which Seller is a party, to carry out the transactions contemplated hereunder and thereunder and to sell the Shares to Buyer. All corporate acts and/or proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, the Additional Agreements to which Seller is a party and all transactions contemplated hereby or thereby have been duly and validly taken as of the date hereof. This Agreement and the Additional Agreements to which Seller is a party constitute, or when executed will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with the terms herein and therein, subject to applicable laws and equitable remedies. Each individual executing this Agreement or any Additional Agreements on Seller's behalf has full corporate power and authority to execute and deliver this Agreement and such Additional Agreements.

    3.3 ABSENCE OF BREACH OF CONTRACT OR VIOLATION OF CHARTER DOCUMENTS. The execution and delivery of this Agreement and the Additional Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not constitute nor with notice or lapse of time or both would constitute: (i) a violation of Seller's, the Company's or the Subsidiaries' charter documents, (as amended or restated to date) or resolutions or actions of Seller's, the Company's or the Subsidiaries' respective boards of directors, shareholders or duly authorized committees thereof; or (ii) except as set forth on Schedule 3.3 or except that which does not cause a Material Adverse Effect upon the Company, (a) a breach or default under any contract, judgment, indenture, mortgage, deed of trust, instrument or understanding to which Seller, the Company or the Subsidiaries is a party or is subject, (b) an event which would permit any Person to terminate any such contract or to accelerate the maturity of any indebtedness or other obligation of Seller, the Company or the Subsidiaries or (c) the creation or imposition of any lien affecting the Company, its Subsidiaries or the Shares.

    3.4 CONSENTS OF THIRD PARTIES. Schedule 3.4 sets forth a list of all approvals, authorizations, consents, orders or other actions of, or declarations, filings or registrations with, any Governmental Authority or other Person which are required to be made or obtained by Seller or the Company to permit Seller to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and which, if not made or obtained, would cause a Material Adverse Effect upon the Company.

    3.5 CAPITALIZATION. The Company has authorized One Hundred Thousand (100,000) shares of a single class of capital stock, par value Fifty Dollars ($50.00) per share, of which only the Shares are issued and outstanding. All of the issued and outstanding Shares are validly issued, fully paid and nonassessable and are held of record by Seller. There are no outstanding or authorized rights, warrants, options, subscriptions, agreements or commitments giving any Person any right to require the Company to sell or issue any capital stock or other securities of the Company.

    3.6 TITLE TO THE SHARES. Seller is the sole owner of all of the Shares and has good and marketable title to the Shares, free and clear of all liens, encumbrances, security agreements, equities, options, rights to acquire, claims, charges or restrictions on transfer, except for those (i) which may be set forth on Schedule 3.3 or 3.4, or (ii) which may be imposed by the Securities Laws. There are no voting trusts or proxies with respect to the voting of the Shares.

    3.7 FINANCIAL STATEMENTS. Seller or the Company has furnished to Buyer the Financial Statements. The Financial Statements and the Preliminary Balance Sheet have been prepared, and the Final Balance Sheet will be prepared, in accordance with generally accepted accounting principles, applied consistently for the periods specified, and are consistent with the books and records of the Company and its Subsidiaries (which books and records are true, complete and correct in all material respects). The Financial Statements fairly present the financial condition of the Company and its Subsidiaries and the Preliminary Balance Sheet does, and the Final Balance Sheet will, fairly present the items included thereon.

    3.8 SUBSIDIARIES. The Company owns directly or indirectly the Florida corporations set forth on Schedule 3.8. Except as set forth on Schedule 3.8, the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any other Person. The Company is the sole owner, either directly or indirectly of the Subsidiaries and has good and marketable title to their outstanding shares, free and clear of all liens, encumbrances, security agreements, equities, options, rights to acquire, claims, charges or restrictions on transfer, except for those (i) which may be set forth on
Schedule 3.3 or 3.4 or (ii) which may be imposed by the Securities Laws. There are no voting trusts or proxies with respect to the voting of the shares of the Subsidiaries' outstanding capital stock.

    3.9 TITLE TO ASSETS. The Company or its Subsidiaries has good and indefeasible title to its Assets which are not leased. The Company or its Subsidiaries has a valid possessory interest in its leased Assets.

    3.10 RECEIVABLES. All accounts receivable of the Company as reflected on the Balance Sheets have arisen, and all accounts receivable of the Company as reflected on the Final Balance Sheet will have arisen, in the ordinary course of business of the Company.

    3.11 LICENSES AND PERMITS. Schedule 3.11 contains a list and summary description of each material license, permit, certificate, approval, franchise, registration, accreditation or authorization issued to the Company and used in the Company's business (collectively, the "Licenses and Permits"). The Licenses and Permits are valid and in full force and effect and there are no pending or, to the best knowledge of an officer of Seller or of the Company, overtly threatened proceedings which could result in the termination, revocation, limitation, restriction or impairment of any of the Licenses and Permits. The Licenses and Permits are sufficient to enable the Company to lawfully conduct its business as currently conducted, except where the failure to have obtained or maintained a License or Permit would not result in a Material Adverse Effect upon the Company. Except as set forth on Schedule 3.11, the Company has not received from any Governmental Authority any citation, suspension, revocation, limitation, warning or similar matter material to the Company's business activities or operations which has not been finally resolved to such Governmental Authority's satisfaction.

    3.12 HEALTH PLAN OPERATIONS. The Company is licensed by DOI under the Florida HMO Act to operate as a HMO in the State of Florida. The Company holds a current Health Care Provider Certificate issued by AHCA with respect to the health care services provided or arranged by the Company's HMO in the State of Florida. The Company's HMO operations are in material compliance with the Florida HMO Act and AHCA's rules and, except as set forth on Schedule 3.12, the Company has not received from AHCA or DOI any citation, suspension, revocation, limitation, warning or similar matter material to the Company's HMO operations which has not been finally resolved to such Governmental Authority's satisfaction.

Neither the Company nor any of its Subsidiaries has any health plan operations or other business activities outside of the State of Florida. The Company does not engage in any business other than HMO operations and functions related thereto. The principal business activities of the Subsidiaries are set forth on
Schedule 3.8.

    3.13 MEMBERSHIP AND SUBSCRIBER AGREEMENTS. Schedule 3.13 sets forth a list of all Persons who are parties to group Subscriber Agreements as of the month end immediately preceding the Reference Date. Seller has delivered to Buyer copies of the Subscriber Agreements for the twenty (20) largest subscriber groups by membership as of the month ended immediately preceding the Reference Date. All Subscriber Agreements were entered into in the ordinary course of business and constitute legal, valid and binding agreements of the parties thereto, subject to applicable laws and equitable remedies. Except as set forth on Schedule 3.13, no approval or consent is required under any of the top twenty
(20) Subscriber Agreements in connection with the sale of Shares to Buyer hereunder.

    3.14 BROKER AGREEMENTS. Schedule 3.14 sets forth a list of all Persons who are parties to Broker Agreements as of the month end immediately preceding the Reference Rate. Seller has delivered to Buyer copies of the Broker Agreements for the twenty (20) largest brokers by membership as of the month ended immediately preceding the Reference Date. All Broker Agreements were entered into in the ordinary course of business and constitute legal, valid and binding agreements of the parties thereto, subject to applicable laws and equitable remedies. Except as set forth on Schedule 3.14, no approval or consent is required under any of the top twenty (20) Broker Agreements in connection with the sale of Shares to Buyer hereunder.

    3.15 PROVIDER AGREEMENTS. Schedule 3.15 sets forth a list of all Persons who are parties to Provider Agreements as of the month end immediately preceding the Reference Date. Seller has delivered to Buyer copies of the Provider Agreements for the seven (7) largest medical group or IPA providers, nine (9) largest hospital providers and ten (10) largest specialist or ancillary providers (in each case determined by fiscal 1996 revenue) as of the month ended immediately preceding the Reference Date. All Provider Agreements were entered into in the ordinary course of business and constitute legal, valid and binding agreements of the parties thereto, subject to applicable laws and equitable remedies. Except as set forth on Schedule 3.15, no approval or consent is required under any of the top physician, hospital or specialty Provider Agreements in connection with the sale of Shares to Buyer hereunder.

    3.16 LIST OF MATERIAL CONTRACTS. Schedule 3.16 sets forth a list of all material contracts, leases and licenses to which the Company or any of its Subsidiaries is a party and which provide for a period of performance which extends beyond twelve (12) months from the Reference Date, involve payment of or receipt after the Reference Date of amounts in excess of Twenty-Five Thousand Dollars ($25,000.00) or otherwise is material to the HMO operations of the Company (collectively, the "Material Contracts"). Seller and the Company have made available to Buyer all Material Contracts. Except as set forth on Schedule 3.16, the Material Contracts (i) have not been assigned or amended, and (ii) are believed to be in full force and valid and binding upon the Company in accordance with their respective terms, subject to applicable laws and equitable remedies. The Company is not in default in any material respect under any Material Contract, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute such a default by the Company under any Material Contract. To the best knowledge of an officer of Seller or of the Company, no other party to any Material Contract is in default in any material respect under such Material Contract, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute such a default under any Material Contract. Except as set forth on
Schedule 3.16, or any other schedule to this Agreement, no approval or consent is required under any Material Contracts in connection with the sale of Shares to Buyer hereunder.

    3.17 TANGIBLE PROPERTY. The facilities, equipment, furniture, improvements, fixtures, structures and related capitalized items and other tangible property material to the business of the Company, when taken as a whole, are in good operating condition and repair, reasonable wear and tear excepted and subject to continued repair and replacement in accordance with past practices.

    3.18 INTANGIBLE PROPERTY. Schedule 3.18(a) sets forth a list of all trademarks, copyrights, service marks and trade names owned by the Company or in which the Company claims a proprietary right, and all applications for any of the foregoing by the Company. Seller is not aware that any of the trademarks, copyrights, service marks or trade names listed on Schedule 3.18(a) infringe on the rights of any Person; provided, however, that all rights in and to the name and mark "PacifiCare" belong solely and exclusively to Seller. Schedule 3.18(b) sets forth a list of all electronic data processing systems, information systems and computer software programs which the Company uses in its business, except for off the shelf software programs, and indicates whether such software or system is owned or licensed. The Company has not lost or transferred any rights in or to the software or systems listed on Schedule 3.18(b). The Company's application and related work papers submitted to the Health Care Financing Administration seeking authorization to arrange for medical services on a risk-basis to Medicare-eligibles shall remain the property of the Company, subject to Seller's removal and retention of documentation and other information which is proprietary to, and owned by, Seller.

    3.19 EMPLOYMENT MATTERS.

         (a) EMPLOYMENT LIST. Schedule 3.19(a) sets forth an accurate list as of the Reference Date of all employees of the Company and its Subsidiaries which includes the employee's name, position, present compensation, merit increase date and employer.

         (b) LABOR CONTROVERSIES. The Company is not a party to any collective bargaining agreement or any other contract, agreement or understanding with any labor union and no such agreement is currently being negotiated.

         (c) EMPLOYEE BENEFIT ARRANGEMENTS. Schedule 3.19 -C- sets forth the employee benefit plans and arrangements of the Company, including severance, stay bonus programs involving key employees and written employment agreements, which are not terminating as a result of the sale of Shares to Buyer.

    3.20 TAXES. Except as set forth on Schedule 3.20, the Company and the Subsidiaries or Seller on their behalf: (i) has duly and timely filed or caused to be filed all federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed prior to the date hereof, except where a timely extension has been obtained and has not expired; and (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under such returns or pursuant to any assessment received with respect to the Company). No deficiency with respect to the Company in the payment of taxes for any period has been asserted in writing by any taxing body which remains unsettled as of the date hereof. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

    3.21 LITIGATION AND KNOWN CLAIMS. Except as set forth in Schedule 3.21, there are no judicial or administrative actions, suits or proceedings with respect to the Company or its Subsidiaries involving claims by or against the Company or its properties or the Subsidiaries or their properties pending, at law or in equity, before any Governmental Authority or arbitrator. There are no orders, judgments, injunctions or decrees of any Governmental Authority with respect to which the Company or any of the Subsidiaries has been named or is a party which would have a Material Adverse Effect upon the Company. To the best knowledge of the Company's officers, Schedule 3.21 sets forth a list of all other Claims asserted in writing by Third Parties against the Company or its Subsidiaries.

    3.22 MINUTE BOOKS. To the best knowledge of the Company's officers, the respective minute books of the Company and its Subsidiaries accurately reflect the proceedings of the directors and the sole shareholder of the Company and of the Subsidiaries which were held during Seller's ownership of the Company and, for such period, contain appropriate corporate approval of the material transactions involving the Company or its Subsidiaries, as the case may be. True and complete copies of the Articles of Incorporation and Bylaws of the Company and of its Subsidiaries, as each is amended to date, are attached hereto as Schedule 3.22.

    3.23 INSURANCE. Schedule 3.23 sets forth a list and summary description of all binders, certificates or policies of insurance which are maintained by the Company and which will remain in effect after the Closing.

    3.24 REAL PROPERTY. Schedule 3.24 sets forth a list of all real property owned or leased by the Company or its Subsidiaries by the property's common street address. Any material liens affecting the Real Estate are set forth on
Schedule 3.24.

    3.25 BANK ACCOUNTS. Schedule 3.25 sets forth a list of all banks and financial institutions in which the Company or any of its Subsidiaries has an account, deposit, safe-deposit box, line of credit, loan facility or other relationship. Schedule 3.25 identifies the name of the bank or other institution, account type and number and the Persons authorized to make withdrawals from or to otherwise engage in transactions with respect to such accounts.

    3.26 COMPLIANCE WITH LAWS. Except for matters which would not cause a Material Adverse Effect and except for those matters set forth on Schedule 3.26 with respect to the Company and except for matters disclosed on Schedules to this Agreement, the Company and its Subsidiaries are in material compliance with all laws applicable to their respective businesses.

    3.27 NO OTHER AGREEMENTS RELATING TO THE SHARES. Except for this Agreement, neither Seller, the Company nor any of its Subsidiaries has entered into any agreement or legally binding arrangement or obligation to sell the Shares or to dispose of the business or a material portion of the Assets, when taken as a whole, or to effect any merger, consolidation or other reorganization with respect to the Company.

    3.28 NO BROKERS. Except for Dillon Read & Co., Inc., Seller has not entered into any contract, arrangement or understanding with any Person which may result in Seller's obligation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware of any claim or basis for claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. The Company has not entered into any contract, arrangement or understanding with any Person which may result in the Company's obligation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and the Company is not aware of any claim or basis for claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    3.29 EFFECT OF MATERIAL ADVERSE EFFECT UPON REPRESENTATIONS AND WARRANTIES. Without consideration of the information disclosed on the schedules as exceptions to the representations and warranties furnished by Seller in this
Article 3, those representations and warranties which are qualified by a Material Adverse Effect shall not, when taken as a whole, contain any untrue statement or omission of fact which results in a Materially Adverse Loss.

    3.30 LIMITATIONS OF REPRESENTATIONS AND WARRANTIES. Except as specifically set forth in this Article 3 and the information disclosed in schedules pursuant to this Article 3, Seller makes no other representations or warranties to Buyer, whether expressed, implied or statutory, in connection with the purchase and sale of the Shares. Except as provided in this Article 3, Buyer shall have full responsibility for ascertaining all matters pertaining to the Shares being purchased and sold hereunder, including the value and condition of the Company's business and the Assets.

    3.31 DISCLOSURE. The representations and warranties furnished by Seller in this Agreement and in the schedules and exhibits hereto are accurate, correct and complete in all material respects and do not contain any untrue statement of a material fact or, when considered in the context in which presented, omit to state a material fact necessary to make the statements and information contained herein not misleading.

    3.32 NON-SURVIVAL. The representations and warranties furnished by Seller in this Agreement and in any certificate delivered pursuant to this Agreement shall not survive the Closing.


                                      ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

    4.1 CORPORATE ORGANIZATION. Buyer is a nonprofit corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

    4.2 CORPORATE AUTHORITY OF BUYER. Buyer has the corporate power and authority to execute and deliver this Agreement and any Additional Agreements to which Buyer is a party, to carry out the transactions contemplated hereunder and thereunder and to purchase the Shares from Seller. All corporate acts and/or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement, the Additional Agreements to which Buyer or the Company is a party and all transactions contemplated hereby and thereby have been duly and validly taken as of the date hereof. This Agreement and the Additional Agreements to which Buyer is a party constitute, or when executed will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with the terms herein and therein, subject to applicable laws and equitable remedies. Each individual executing this Agreement or any Additional Agreements on Buyer's behalf has full corporate power and authority to execute and deliver this Agreement and such Additional Agreements.

    4.3 ABSENCE OF BREACH OF CONTRACT OR VIOLATION OF CHARTER DOCUMENTS. The execution and delivery of this Agreement and the Additional Agreements to which Buyer or the Company is a party and the consummation of the transactions contemplated hereby and thereby will not constitute nor with notice or lapse of time or both would constitute: (i) a violation of Buyer's charter documents (as amended or restated to date) or resolutions or actions of Buyer's board of directors, shareholders or duly authorized committees thereof; or (ii) except as set forth on Schedule 4.3 or that which would not cause a Material Adverse Effect upon Buyer, (a) a breach of or default under any contract, judgment, indenture, mortgage, deed of trust, instrument or understanding to which Buyer is a party or is subject, (b) an event which would permit any Person to terminate any such contract or to accelerate the maturity of any indebtedness or other obligation of Buyer or -C- the creation or imposition of any lien affecting Buyer's ability to consummate all of the transactions contemplated hereunder and under any Additional Agreements to which Buyer is a party.

    4.4 CONSENTS OF THIRD PARTIES. Schedule 4.4 sets forth a list of all approvals, authorizations, consents, orders or other actions of, or declarations, filings or registrations with, any Governmental Authority or other Person which are required to be made or obtained for Buyer to purchase the Shares, for Buyer's execution and delivery of this Agreement and the Additional Agreements to which Buyer is a party and for the consummation of the transactions contemplated hereunder or thereunder and which, if not made or obtained, would cause a Material Adverse Effect upon Buyer.

    4.5 KNOWLEDGE OF MARKET: ACCESS TO INFORMATION. Buyer has extensive experience in the ownership and operation of HMOs. Buyer is familiar with the equipment, facilities, systems and other assets used by HMOs and the licenses, permits, certificates, approvals, registrations, accreditations or authorizations necessary to operate HMOs in the State of Florida. In view of the foregoing, Buyer is well-positioned to evaluate the value of the Shares and to evaluate the Assets and the Company's operations. Subject to Buyer's continuing due diligence after the date hereof, Buyer or its representatives and advisors has been provided with all of the information which Buyer desires to have to make a decision whether or not to enter into this Agreement and the Additional Agreements to which Buyer is a party.

    4.6 NO BROKERS. Buyer has not entered into any contract, arrangement or understanding with any Person which may result in Buyer's obligation to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Buyer is not aware of any claim or basis for a claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

    4.7 DISCLOSURE. The representations and warranties furnished by Buyer in this Agreement are accurate, correct and complete in all material respects and do not contain any untrue statement of a material fact or, when considered in the context in which presented, omit to state a material fact necessary to make the statements and information contained herein not misleading.

    4.8 NON-SURVIVAL. The representations and warranties furnished by Buyer in this Agreement and in any certificate delivered pursuant to this Agreement shall not survive the Closing.

                                      ARTICLE 5

                               CONDUCT PRIOR TO CLOSING

    During the period between the execution of this Agreement and the Closing of the transactions contemplated hereunder, Buyer and Seller each covenants and agrees to use its best efforts to do and perform the following obligations, as applicable to it:

    5.1 THE COMPANY'S BUSINESS. During the period from the date of this Agreement through the Closing Date, Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed: (i) cause the Company to change any of its significant business policies relating to marketing, pricing, billing and collection, payment of trade debts, purchasing, member services and the delivery of health care; (ii) mortgage, pledge or subject to any lien, security interest, restriction or other encumbrance the Shares or cause the Company to so encumber any material portion of the Assets; (iii) cause the Company to sell, assign, distribute, lease, transfer or otherwise dispose of, or agree to dispose of, a material portion of the Assets, except in the ordinary course of business and except for the sale of the Miami Beach and Pembroke Pines real property owned by a Subsidiary; provided, however, in the event of either such real property sales, the cash proceeds of the sale shall be retained by the Company and not transferred to Seller; or (iv) except in the ordinary course of business, cause the Company to enter into a material amendment or modification of any of the Material Contracts. Seller shall provide Buyer with prompt written notice of any event which cause the representations and warranties furnished by Seller to be untrue, in any material respect, as of the Reference Date, or which has resulted in a Material Adverse Effect upon the Company and its Subsidiaries as of the Reference Date.

    5.2 BUYER'S DUE DILIGENCE. At all times prior to the Closing, Seller shall provide to Buyer, its legal counsel, accountants, employees and other representatives, full opportunities and access (including the right to make copies) to examine (and discuss with Seller's officers, employees, independent auditors and attorneys) all of the books, reports and records, documents, instruments and properties relating to the businesses, operations and Assets of the Company and its Subsidiaries. All such due diligence shall be conducted by Buyer and its representatives pursuant to the confidentiality provisions of
Section 5.6 below.

    5.3 BEST EFFORTS: FURTHER ASSURANCES. Buyer and Seller shall each exercise its best efforts in good faith to perform, comply with and otherwise satisfy all of the conditions and covenants to be satisfied by such party under this Agreement prior to the Closing of the transactions contemplated hereunder. Each of the parties hereto shall perform any and all acts and shall execute and deliver any and all additional documents as are or may become reasonably necessary to carry out the provisions of this Agreement and the intent of the parties hereto. If at any time contemporaneously with, or after, the execution of this Agreement any further action to carry out the purposes of this Agreement is reasonably necessary or required by either party's legal counsel or by any Governmental Authority, then Buyer and Seller, as the case may be, shall take such action.

    5.4 CONSENTS AND APPROVALS. Seller shall diligently seek the consent or approval of, furnish any notices to or make any filings or registrations with, those Governmental Authorities or other Persons listed on Schedule 3.4. Without consideration of any applicable Securities Laws, Seller shall use its best good faith efforts to obtain any consents or approvals necessary to consummate the sale of the Shares to Buyer as contemplated hereunder and any other transactions contemplated under the Additional Agreements to which Seller is a party. Buyer shall diligently seek the consent or approval of, furnish any notices to or make any filings or registrations with those Governmental Authorities or other Persons listed on Schedule 4.4. Buyer shall use its best good faith efforts to obtain any consents or approvals necessary to consummate the purchase of the Shares from Seller as contemplated hereunder and any other transactions contemplated under the Additional Agreements to which Buyer is a party. Without limiting the generality of any of the foregoing, Buyer and Seller shall work cooperatively together to promptly prepare and file the notifications required (if any) under the

H-S-R Act in connection with the purchase and sale of the Shares hereunder. Buyer and Seller agree to respond, as promptly as practicable, to (i) any inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation, and (ii) any inquiries or requests received from any state attorney general or other Governmental Authority in connection with antitrust or related matters.

    5.5 PUBLICITY. At all times from the date hereof through the Closing Date, Buyer and Seller shall agree with each other as to timing and content prior to issuing any announcement, press release, public statement or other information to the public or any Third Party (including any Governmental Authority) with respect to this Agreement, the related documents or the transactions contemplated hereby and thereby; provided, however, that nothing herein shall prohibit either party to this Agreement from making any public disclosure regarding this Agreement, the related documents or the transactions contemplated hereby or thereby if, in the opinion of legal counsel to such party, such disclosure is required under applicable laws.

    5.6 CONFIDENTIAL INFORMATION. Buyer shall, and shall cause its representatives to, continue to maintain in confidence and to not disclose any and all data, documents, agreements, financials and other information furnished by Seller or the Company in connection with Buyer's evaluation of the Company and the transactions contemplated hereunder ("Confidential Information"); provided, however, that Buyer may disclose such Confidential Information to its management, employees, agents, accountants and other representatives who have a need to know such information in order to assist in such evaluation. Buyer's obligations with respect to Confidential Information about the Company shall expire on the Closing Date, if such occurs.

    5.7 ADJUSTMENTS TO SCHEDULES. Until the Closing, Seller shall from time to time update, revise or supplement the schedules attached to this Agreement to set forth changes in the information disclosed therein occurring after the date applicable to the particular schedule until the Closing Date. Seller shall deliver such updates, revisions and supplements no later than two (2) business days prior to Closing and any updates, revisions or supplements which are warranted after such time shall be delivered by Seller promptly to Buyer. Buyer shall accept all such updates, revisions and supplements, subject to Buyer's rights arising from Section 6.10 below.

    5.8 BREAK-UP FEE. In the event that the purchase and sale of the Shares as contemplated hereunder and under the Additional Agreements is not consummated due to Buyer's unwillingness to close, then Buyer shall pay Seller a break-up fee as follows:

         (a) Buyer shall pay Seller a break-up fee equal to Five Hundred Thousand Dollars ($500,000.00) in the event that Buyer refuses to close due to the discovery of any inaccuracies of which Seller knew or should have known in the representations or warranties furnished by Seller hereunder or in any of the information scheduled pursuant to such representations or warranties and such inaccuracies, whether individually or in the aggregate, disclose a Material Adverse Effect which results in a Materially Adverse Loss; or

         (b) Except as governed by Section 5.8(a) above, Buyer shall pay Seller a break-up fee equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) in the event that Buyer refuses to close due to the occurrence of a Material Adverse Effect discovered after the date hereof which results in a Materially Adverse Loss.

    The provisions of this Section 5.8 shall survive the termination of this Agreement.

    5.9  No Shop. Unless or until this Agreement is terminated as provided in
Article 9 below, neither Seller nor the Company nor any of their respective shareholders, affiliates, directors, officers, employees, agents, investment bankers, financial advisors, attorneys or other representatives may, directly or indirectly, solicit or initiate any discussions or negotiations with, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by any Person concerning any merger, sale of a substantial portion of the Company's or its Subsidiaries, Assets, Contracts when taken as a whole, sale of the Company's capital stock or any similar transaction involving the Company, its Subsidiaries or their Assets.

    5.10 SPECIAL UNDERSTANDINGS OF THE PARTIES. Because of the dynamic nature of the considerations used to establish the Final Purchase Price, Buyer and Seller agree as follows:

         (a) Since the parties desire to close the transactions under this Agreement as soon as reasonably practicable, Buyer and Seller intend that, so long as the parties' have expended their best efforts to obtain various contractual consents arising from the sale of the Company's capital stock to Buyer, then Buyer and Seller shall give strong consideration to closing the purchase and sale prior to receipt of every contractual consent;

         (b) In the event that the transactions under this Agreement do not close in the Preferred Closing Corridor, then Buyer and Seller will use their best efforts to adjust the Final Purchase Price to address: (i) any capital which Seller contributes to the Company after the expiration of the Preferred Closing Corridor to fund the Company's losses for the months following the Preferred Closing Corridor through the Closing Date; (ii) that any Final Purchase Price adjustments shall take into consideration both the Company's approximate monthly losses for each month which the Closing has been delayed beyond the Preferred Closing Corridor and the number of members enrolled in the Company's HMO as of a date close to the Closing Date; and (iii) any other considerations related to a mid-month closing, if applicable; and

         (c) Buyer shall have a strong advisory role in, and influence upon, the administrative and operational aspects of the Company's business during the period prior to Closing, subject to the appropriate oversight, direction and control by the Company's management.

    5.11 EXPENSES. Except as provided in Section 5.8 above, whether or not the transactions contemplated by this Agreement and the Additional Agreements are consummated, Buyer and Seller each shall pay its own expenses (including fees of any attorneys, accountants, brokers or other professionals engaged by such party) in connection with the preparation and negotiation of this Agreement, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

                                      ARTICLE 6

                            BUYER'S CONDITIONS TO CLOSING

    The obligations of Buyer to proceed to Closing and to purchase the Shares pursuant to this Agreement are subject to the satisfaction or Buyer's written waiver, at or prior to Closing, of the following conditions precedent:

    6.1 REPRESENTATIONS AND WARRANTIES TRUE: CLOSING CONDITIONS SATISFIED. The representations and warranties made by Seller in this Agreement and in any certificate delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the Reference Date and, as a result of the due diligence efforts of Buyer and its representatives conducted through the Closing, Buyer shall not have discovered any material error, misstatement or omission in such representations and warranties. As a condition precedent to Closing the transactions hereunder, Seller shall have delivered to Buyer a certificate ("Seller's Closing Certificate"), dated as of the Closing Date and signed by an executive officer of Seller, which certifies that (i) such representations and warranties were true in all material respects as of the Reference Date, (ii) such representations and warranties are true in all material respects as of the Closing Date as though made on and as of the Closing Date and (iii) all of the conditions to Seller's obligations set forth in this
Article 6 have been fully satisfied or waived in writing by Seller and (iii) all of the conditions to Buyer's obligations set forth in this Article 6 have been fully satisfied or waived in writing by Buyer. Seller's Closing Certificate shall be true and correct as of the Closing Date.

    6.2 SELLER'S PERFORMANCE. Seller shall have performed and complied in all material respects with all applicable covenants and agreements required by this Agreement to be performed or complied with by Seller prior to or at Closing.

    6.3 CORPORATE PROCEEDINGS. All corporate proceedings of Seller approving the transactions contemplated by this Agreement and the Additional Agreements to which Seller is a party shall be in form and substance reasonably satisfactory to Buyer and Buyer's legal counsel.

    6.4 CONSENTS AND APPROVALS. HMO Regulatory Approval shall have been obtained. Seller shall have used its best efforts to obtain any necessary consents or approvals to the sale of the Shares. Seller shall have used its best efforts to obtain any permits, approvals, consents or authorizations from any Governmental Authority of competent jurisdiction which may be necessary for consummation of the transactions contemplated under this Agreement. Without limiting the generality of the foregoing, any Person required to file a notification and report form in compliance with the H-S-R Act in connection with the purchase and sale of the Shares shall have filed such notification and report and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

    6.5 THE INDEMNIFICATION AGREEMENT. The Indemnification Agreement shall have been duly executed by Seller and delivered to Buyer.

    6.6 UPDATED SCHEDULES. Seller shall have delivered to Buyer any updated schedules pursuant to Section 5.7 above.

    6.7 RESIGNATIONS AND TERMINATIONS. Seller shall have delivered to Buyer the written resignations of all officers and directors of the Company and its Subsidiaries effective as of the Closing. The Company shall have terminated the employment of the Company Employees as of the Closing Date.

    6.8 NO GOVERNMENTAL ACTION OR OTHER ADVERSE PROCEEDINGS. No Governmental Authority shall have threatened or issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement, which has not been resolved to the Governmental Authority's satisfaction. There shall not be any other action or claim instituted with respect to the transactions contemplated by this Agreement by any Governmental Authority or other Person or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereunder by any Governmental Authority or arbitrator or any preliminary or permanent injunction or order entered by any federal or state court which, in the opinion of Buyer, after consultation with Buyer's legal counsel, prohibits consummation of the transactions as contemplated hereunder or makes the consummation of such transactions illegal or reasonably likely to result in damages of a material amount to Buyer.

    6.9 NO TERMINATION OF THIS AGREEMENT. This Agreement shall not have been terminated pursuant to Article 9 below.

    6.10 NO MATERIAL ADVERSE EFFECT. Subject to the provisions of Section 5.8 above: (i) Any inaccuracies in the representations or warranties furnished by Seller hereunder or in the information scheduled pursuant to such representations or warranties, collectively taken together with any updates to such information, shall not disclose a Material Adverse Effect as of the Closing Date which results in a Materially Adverse Loss; or (ii) between the date hereof and the Closing Date, there shall not have occurred a Material Adverse Effect which results in a Materially Adverse Loss.

    6.11 TERMINATION OF INTERCOMPANY OBLIGATIONS. The Company shall have terminated all oral or written service agreements with its existing affiliates and the Company shall owe no further amounts under such agreements after the Closing Date.

    6.12 OTHER DELIVERIES. Seller shall have delivered to Buyer any documents required by Section 8.2 below.

                                      ARTICLE 7

                            SELLER'S CONDITIONS TO CLOSING

    The obligations of Seller to proceed to Closing and to sell the Shares pursuant to this Agreement are subject to the satisfaction or Seller's written waiver, at or prior to Closing, of the following conditions precedent:

    7.1 REPRESENTATIONS AND WARRANTIES TRUE: CLOSING CONDITIONS SATISFIED. The representations and warranties made by Buyer in this Agreement and in any certificate delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date and Seller shall not have discovered any material error, misstatement or omission in such representations and warranties. As a condition precedent to Closing the transactions hereunder, Buyer shall have delivered to Seller a certificate ("Buyer's Closing Certificate"), dated as of the Closing Date and signed by Buyer's president, which certifies that (i) such representations and warranties were true in all material respects as of the date hereof, (ii) such representations and warranties are true in all material respects as of the Closing Date as though made on and as of the Closing Date and (iii) all of the conditions to Seller's obligations set forth in this Article 7 have been fully satisfied or waived in writing by Seller.

    7.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied in all material respects with all applicable covenants and agreements required by this Agreement to be performed or complied with by Buyer prior to Closing.

    7.3 CORPORATE PROCEEDINGS. All corporate proceedings of Buyer approving the transactions contemplated by this Agreement and the Additional Agreements to which Buyer or the Company is a party shall be in form and substance reasonably satisfactory to Seller and Seller's legal counsel.

    7.4 CONSENTS AND APPROVALS. HMO Regulatory Approval shall have been obtained. Buyer shall have used its best efforts to obtain any necessary consents or approvals for the purchase of the Shares and consummation of the transactions contemplated hereunder and under the Additional Agreements to which Buyer is a party. Buyer shall have used its best efforts to obtain any permits, approvals, consents or authorizations from any Governmental Authority of competent jurisdiction which may be necessary for consummation of the transactions contemplated under this Agreement and the Additional Agreements to which Buyer or the Company is a party. Without limiting the generality of the foregoing, any Person required to file a notification and report form in compliance with the H-S-R Act in connection with the purchase and sale of the Shares shall have filed such notification and report and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

    7.5 THE INDEMNIFICATION AGREEMENT. The Indemnification Agreement shall have been duly executed by Buyer and the Company and delivered to Seller.

    7.6 NO MATERIAL ADVERSE EFFECT. Since the date hereof, there is no Material Adverse Effect which has occurred with respect to Buyer that is continuing.

    7.7 NO GOVERNMENTAL ACTION OR OTHER ADVERSE PROCEEDINGS. No Governmental Authority shall have threatened or issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the performance of this Agreement, which has not been resolved to the Governmental Authority's satisfaction. There shall not be any other action or claim instituted with respect to the transactions contemplated by this Agreement by any Governmental Authority or other Person or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereunder by any Governmental Authority or arbitrator or any preliminary or permanent injunction or order entered by any federal or state court which, in the opinion of Seller, after consultation with Seller's legal counsel, prohibits consummation of the transactions as contemplated hereunder or makes the consummation of such transactions illegal or reasonably likely to result in damages of a material amount to Seller or its affiliates.

    7.8 NO TERMINATION OF THIS AGREEMENT. This Agreement shall not have been terminated pursuant to Article 9 below.

    7.9 OTHER DELIVERIES. Buyer shall have delivered to Seller any documents required by Section 8.3 below.

                                      ARTICLE 8

                                       CLOSING

    8.1 THE CLOSING. Provided that all conditions to Closing hereunder have been satisfied or appropriately waived, the Closing of the transactions contemplated by this Agreement shall occur at the offices of Seller's legal counsel, Konowiecki & Rank, located at 633 West Fifth Street, Suite 3500, Los Angeles, California 90071, at 10:00 a.m. Pacific Standard Time on a day on or before the Closing Date. All acts, deliveries and confirmations comprising the Closing, including all conditions precedent to Closing, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously at 11:59 p.m. Pacific Standard Time on the Closing Date.

    8.2 SELLER'S OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following items:

         (a) CORPORATE RESOLUTIONS. Duly certified copies of the corporate proceedings of Seller authorizing the execution, delivery and performance of this Agreement, the Additional Agreements to which Seller is a party and approving all of the transactions contemplated hereby and thereby;

         (b) SELLER'S CLOSING CERTIFICATE. Seller's Closing Certificate duly executed by an executive officer of Seller;

         (c) AGREEMENTS. Originally-executed signature pages to this Agreement, the Indemnification Agreement (together with any updates to the schedules or exhibits thereto as reasonably agreed by Buyer and Seller) and any other Additional Agreements to which Seller is a party;

         (d) STOCK CERTIFICATE AND ASSIGNMENT. The stock certificate(s) representing the Shares and a stock assignment separate from certificate, duly executed in blank by Seller;

         (e)  CONSENTS AND APPROVALS. Any consents or approvals required under
Section 6.4 above;

         (f) UPDATED SCHEDULES. Any updated schedules pursuant to Section 6.6 above;

         (g) RESIGNATIONS. Duly executed resignations of officers and directors of the Company and its Subsidiaries;

         (h) INCUMBENCY CERTIFICATE. An Incumbency Certificate listing the officers of Seller who are authorized to execute this Agreement and any Additional Agreement to which Seller is a party and certifying as to such officers' authority; and

         (i) OTHER DOCUMENTS. Such other instruments, assignments and documents as Buyer may reasonably request, consistent with the intent and purposes of this Agreement.

    8.3 BUYER'S OBLIGATIONS AT CLOSING. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following items:

         (a) CORPORATE RESOLUTIONS. Duly certified copies of the corporate proceedings of Buyer authorizing the execution, delivery and performance of this Agreement, the Additional Agreements to which Buyer or the Company is a party and approving all of the transactions contemplated hereby and thereby;

         (b) BUYER'S CLOSING CERTIFICATE. Buyer's Closing Certificate duly executed by Buyer's president;

         (c) AGREEMENTS. Originally-executed signature pages to this Agreement, the Indemnification Agreement and any other Additional Agreements to which Buyer or the Company is a party;

         (d)  CONSENTS AND APPROVALS. Any consents or approvals required under
Section 7.4 above;

         (e) INCUMBENCY CERTIFICATE. An Incumbency Certificate listing the officers of Buyer who are authorized to execute this Agreement and any Additional Agreement to which Buyer or the Company is a party and certifying as to such officers' authority;

         (f) THE PRELIMINARY PURCHASE PRICE. The Preliminary Purchase Price payable in cash in the manner prescribed by Section 2.5 above; and

         (g) OTHER DOCUMENTS. Such other instruments, assignments and documents as Seller may reasonably request, consistent with the intent and purposes of this Agreement.

                                      ARTICLE 9

                                     TERMINATION

    9.1 MUTUAL AGREEMENT. Buyer and Seller may, by mutual written consent, terminate this Agreement at any time before the Closing.

    9.2 CLOSING FAILS TO OCCUR. In the event that the Closing of the transactions contemplated hereunder fails to occur on or before January 31, 1998, Buyer or Seller may terminate this Agreement by giving written notice to the other party; provided, however, that the foregoing shall not alter the fact that time is of the essence with respect to this Agreement.

    9.3 BY BUYER. Buyer may terminate this Agreement prior to Closing effective upon the giving of written notice to Seller if:

         (a) Any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting consummation by Buyer of the transactions contemplated hereunder or under the related documents and such order, decree, ruling or other action shall have become final and nonappealable;

         (b) There has been a material breach by Seller of an agreement, covenant representation or warranty contained in this Agreement and such breach has not been waived by Buyer or cured to Buyer's reasonable satisfaction on or before the Closing Date; or

         (c) A Materially Adverse Loss as set forth in Section 6.10 above has occurred.

    9.4 BY SELLER. Seller may terminate this Agreement prior to Closing effective upon the giving of written notice to Buyer if:

         (a) Any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining, or otherwise prohibiting consummation by Seller of the transactions contemplated hereunder or under the related documents and such order, decree, ruling or other action shall have become final and nonappealable; or

         (b) There has been a material breach by Buyer of an agreement, covenant representation or warranty contained in this Agreement and such breach has not been waived by Seller or cured to Seller's reasonable satisfaction on or before the Closing Date.

    9.5 CONFIDENTIAL INFORMATION. Upon termination of this Agreement, for any reason whatsoever, Buyer shall, and shall cause its representatives to, continue to abide by the terms and conditions of Section 5.6 above and, at Seller's request, shall return to Seller or destroy all confidential information obtained from Seller or the Company.

    9.6 REFUND OF DOWN PAYMENT. In the event that this Agreement is terminated pursuant to this Article 9, then the Escrow Holder shall immediately return to Buyer the Down Payment together with interest which has accrued thereon from the date on which the Down Payment was received by Seller through the date on which the Down Payment is returned to Buyer. A termination of this Agreement pursuant to Section 9.3(c) hereof shall not relieve Buyer from its obligation under
Section 5.8 above.

                                      ARTICLE 10

                        POST-CLOSING COVENANTS AND OBLIGATIONS


    10.1 PAYMENT OF THE COMPANY'S LIABILITIES. After the Closing, Buyer shall, or shall cause the Company to, administer and manage the payment or performance of all Company Payables in a timely manner, consistent with customary and prudent business practices. Prior to or as of Closing, Seller shall have deposited in a special account of the Company the amount of Three Million Dollars ($3,000,000.00) (the "Special Fund") to be applied to payment of claims for specialist referrals made by PrimeCare of Florida, Inc. dba PrimeCare Physician Network, Inc. on or before the Closing Date or claims for hospital services furnished to PrimeCare patients on or before the Closing Date (the "PrimeCare Pre-Closing IBNR"). However, Seller's creation of the Special Fund is conditioned upon the Company assigning to Seller all of the Company s right, title and interest in and to the PrimeCare Pre-Closing IBNR up to Three Million Dollars ($3,000,000.00) under that certain Health Services Agreement, dated as of May 31, 1996, made and entered into by and between the Company and PrimeCare of Florida.

         Buyer shall, or shall cause the Company to, apply the Special Funds only to payment of the PrimeCare Pre-Closing IBNR until the Prime Care Pre-Closing IBNR has been paid in full. Any of the Special Funds which remain after the payment of the PrimeCare Pre-Closing IBNR shall be remitted to PrimeCare. Creation of the Special Fund creates no liability of Seller for any PrimeCare Pre-Closing IBNR in excess of the Special Funds. Except for the Special Fund and those Company Liabilities expressly assumed by Seller pursuant to the Indemnification Agreement and Section 2.4 above, Buyer, jointly and severally with the Company, shall be responsible for the payment, performance and satisfaction of all other Company Liabilities.

    10.2 FURTHER ASSIGNMENTS. If at any time after the Closing legal counsel for Buyer or Seller shall deem it necessary, advisable or appropriate to take further or additional steps for the purpose of assigning, transferring, conveying, perfecting and/or confirming or reducing to possession the Shares or the Assets, the other party shall execute, acknowledge and deliver any such assignments, conveyances, certificates or other documents or instruments of transfer consistent with the terms of this Agreement as may reasonably be requested by legal counsel.

    10.3 OBLIGATIONS RELATING TO THE COMPANY'S EMPLOYEES.

         10.3.1 TERMINATING EMPLOYEES. The Company shall have terminated all of the Company Employees as of the Closing Date.

         10.3.2 OBLIGATIONS TO EMPLOY THE COMPANY EMPLOYEES. Buyer agrees to, or to cause an affiliated management company to use reasonable efforts in good faith to employ and retain, subject to the limitations in Section 10.3.3, no less than forty (40) of the terminated Company Employees (the "Minimum Hires"). Buyer agrees to use reasonable efforts in good faith to retain the Minimum Hires for a period of not less than one hundred (100) days after the Closing Date, and shall not consummate or cause any "plant closing" or "mass layoff" with respect to such employees or their business enterprise prior to the expiration of such 100-day period. Any "plant closing" or "mass layoff" instituted by Buyer or its related or affiliated management company after the Closing shall comply in all respects with the WARN Act. Nothing in this Section 10.3.2 or in any other provision of this Agreement shall create any rights which inure to the Company Employees.

         10.3.3 CONTINUED BENEFITS FOR THE EMPLOYED COMPANY EMPLOYEES. For a period of not less than six (6) months after the Closing Date, Buyer shall, or shall cause an affiliated management company to, continue to make available to any employed Company Employees those employee benefit plans, arrangements and programs which are provided to similarly situated employees of Buyer or an affiliated management company which employs such employees. In determining the extent to which the employed Company Employees may participate in the employee benefit plans, arrangements or programs of the new employer, Buyer shall credit such employees' prior service with the Company and/or any of the Company's affiliates for such purposes as eligibility to participate in, vesting and calculation of benefits and, if applicable, shall waive any pre-existing condition limitations or waiting periods for benefits.

    10.4 CHANGE NAME OF THE COMPANY. Immediately after the Closing, Buyer shall cause the Company to change its corporate name to one which does not include the word "PacifiCare" or any other word or phrase which is confusingly similar to "PacifiCare." Immediately after the Closing, Buyer shall cause the Company to immediately discontinue any use of the name or mark "PacifiCare" or "Secure Horizons" in connection with any of the Company's operations, communications or marketing, except as reasonably necessary for the collection or enforcement of pre-Closing obligations or otherwise to identify itself as the legal successor of the Company.

    10.5 RETENTION OF CERTAIN RECORDS BY THE COMPANY. Buyer shall cause the Company to retain possession of and to not destroy any books, records or other written materials or information respecting the conduct of the Company's business prior to the Closing Date for a period of at least seven (7) years from the date of creation of the book, record or other written material.

    10.6 ESTABLISHING THE FINAL BALANCE SHEET. (a) In accordance with the process and procedures described in this Section 10.6, Buyer and Seller shall work with the Company to review, verify and, if necessary, adjust the line items on the Preliminary Balance Sheet for the purpose of establishing the Final Balance Sheet. The review period shall begin immediately after the Closing and shall expire thirty (30) days thereafter. During the 30-day review period, Buyer and Seller shall take reasonable and appropriate steps to verify the following line items (with their corresponding schedules) of the Preliminary Balance
Sheet: Premiums Receivable, Restricted Investments, Deposits, Other Accrued Liabilities, Accounts Payable, Unearned Premiums and L/T Debt, Current Portion. To accomplish such verification, Buyer shall afford Seller access to the books and records of the Company and its subsidiaries. In the event of a discrepancy between the amount of any such line item as reflected on the Preliminary Balance Sheet and the amount of such item, as verified and mutually agreed to by Buyer and Seller, the appropriate adjustment in such line item shall be made for the Final Balance Sheet.

         (b) Buyer and Seller also shall review and evaluate the Company's actual payment experience with respect to the Incurred But Not Paid claims, exclusive of the PrimeCare IBNR, as reflected on the Preliminary Balance Sheet (the "Normalized IBNR"). In view of the Company's actual claims payment experience prior to Closing, Buyer and Seller shall agree to appropriate adjustments to the Normalized IBNR to be reflected on the Final Balance Sheet. For the purpose of adjusting the Normalized IBNR, any adjustments shall be mutually agreed to by Buyer and Seller prior to the Final Adjustment Date. If Buyer and Seller have not reached mutual agreement as to any such adjustments prior to the ten (10) business day period preceding such date, then the matter immediately shall be submitted to the Actuary for its review and determination. The Actuary's review shall be limited to a determination of the adequacy of the reserves set aside to pay the then-unpaid Normalized

IBNR. In its review and determination, the Actuary shall make a final point estimate without conservatism of the appropriate reserve amount for the then-unpaid Normalized IBNR. The Actuary's estimation shall be made and delivered to Buyer and Seller no later than two (2) business days prior to the Final Adjustment Date. The Actuary's final point estimate, made without conservatism, shall be final, binding and conclusive upon Buyer and Seller and shall finally determine the amount of the Normalized IBNR to be reflected on the Final Balance Sheet. The cost of the Actuary shall be borne equally between Buyer and Seller.

         (c) The value of the PPE and the Real Estate as reflected on the Preliminary Balance Sheet shall not be adjusted and shall remain unchanged for the purposes of the Final Balance Sheet; provided, however, that Buyer and Seller acknowledge and agree that, if any parcel of the Real Estate is sold prior to Closing, the Final Balance Sheet shall be adjusted only to (i) increase the Cash by the amount of the sale proceeds, and (ii) reduce the value of the Real Estate by such sale proceeds.

         (d) Any capitalized terms used in this Section 10.6 which are not defined in this Section 10.6 or in Section 1.1 above shall be as described on the Preliminary Balance Sheet.

    10.7 ADJUSTMENTS TO THE COMPANY'S HMO MEMBERS. The number of the Company's HMO members reflected on the February Enrollment Report will be reviewed and evaluated during the forty-five (45) days following the Closing to determine the actual number of HMO members enrolled in the Company's HMO as of February 1, 1997. The number of Adjusted Members will be determined by adjusting the number of HMO members reflected on the February Enrollment Report to take into account retroactive additions to the HMO membership and retroactive disenrollments from the HMO membership. Adjusted Members shall include only those HMO members who, on February 1, 1997, (i) were properly enrolled as a subscriber or dependent of a subscriber in one of the Company's health benefit plans, (ii) satisfied all the eligibility requirements for membership in that health benefit plan, (iii) paid all applicable premiums and (iv) had not (a) been terminated by the Company's HMO, or (b) voluntarily terminated membership in the Company's HMO. The adjustments to the February Enrollment Report will be based upon the best information available to the Company from internal and governmental sources during the 45-day review period. Buyer and Seller shall work cooperatively and diligently, and in good faith, to determine the number of Adjusted Members based upon this information. At the end of the 45-day review period, Buyer shall cause the Company to generate an updated February Enrollment Report to reflect the retroactive additions to, or disenrollments from, the Company's HMO membership as mutually agreed to by Buyer and Seller and this updated report shall be the basis for the number of Adjusted Members and shall be final, binding and conclusive upon the parties.

    10.8 INFORMATION SYSTEMS AGREEMENT. After the Closing, the Company, Buyer or Buyer's affiliated management company will use and license from Seller the information systems, software and services described on Exhibit "C" in accordance with the I S Terms. Buyer shall cause full compliance with the I S Terms and shall promptly pay to Seller all fees in connection with the services provided by Seller.

    10.9 EXPENSES. Buyer and Seller each shall pay its own expenses (including fees of any attorneys, accountants, brokers or other professionals engaged by such party) in connection with the preparation and negotiation of this Agreement, the Additional Agreements and the consummation of the transactions contemplated hereby and thereby.

    10.10 SURVIVAL. The covenants and obligations of this Article 10 shall survive the Closing.

                                      ARTICLE 11

                                  GENERAL PROVISIONS

    11.1 NOTICES. Any and all notices, requests, consents, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered, if sent by United States registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally by commercial courier, (iii) on the second following business day, if sent by United States Express Mail or overnight courier; or (iv) upon the date reflected on a fax confirmation from the transmitting fax machine, if sent by facsimile transmission and delivery of the facsimile transmission is confirmed telephonically within one (1) business day, in each case to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice) with applicable postage or delivery charges prepaid::

         If to Buyer:

         Total Health Choice, Inc.
         1600 Fisher Building
         Detroit, Michigan 48202
         Fax No.: (313) 871-6400
         Attn: Chief Executive Officer

         With a copy to:

         Pepper Hamilton & Scheetz
         36th Floor
         100 Renaissance Center
         Detroit, Michigan 48243
         Fax No.: (313) 259-7926
         Attn: Robert C. Ludolph, Esq.

         If to Seller:

         PacifiCare Health Systems, Inc.
         5995 Plaza Drive
         Cypress, California 90630
         Fax No.: (714) 220-3725
         Attn: President

         With a copy to:

         Konowiecki & Rank
         First Interstate World Center
         633 West Fifth Street, Suite 3500
         Los Angeles, California 90071
         Fax No.: (213) 229-0992
         Attn: Joseph S. Konowiecki, Esq.

    11.2 TIME OF THE ESSENCE. Time is of the essence of each and every provision of this Agreement.

    11.3 AMENDMENTS. This Agreement shall not be amended, modified, revised or supplemented, in any minor or material respect, except pursuant to a dated written instrument executed by Buyer and Seller.

    11.4 WAIVERS. Either Buyer, on the one hand, or Seller, on the other hand, may waive: (i) the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) any inaccuracies in the representations or warranties of the other contained in this Agreement, in any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereunder; (iii) compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) performance of any of the obligations of the other under this Agreement, provided that, in each case, a waiver must be evidenced by a dated written instrument duly executed by the party granting such waiver. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

    11.5 INTEGRATED AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the Additional Agreements, constitute the final written integrated expression of all of the agreements between Buyer and Seller with respect to the purchase and sale of the Shares and the other subjects addressed herein and is a complete and exclusive statement of those terms. This Agreement, together with the exhibits and schedules hereto and the Additional Agreements, supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, contracts or understandings between the parties hereto relating to the subject matter hereof. Any representations, promises, warranties or statements made by any party which differ in any way from the terms of this Agreement, together with the exhibits and schedules hereto and the Additional Agreements, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between them related in any way to the matters herein contained unless specifically included or referred to herein.

    11.6 SEVERABILITY. In the event that any provision in this Agreement shall be found by a Governmental Authority or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    11.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

    11.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors, successors-in-interests, transferees and assigns.

    11.9 CONSTRUCTION. This Agreement has been drafted with the joint participation of each of the parties hereto and shall be construed to be neither against nor in favor of any party hereto, but rather in accordance with the fair meaning hereof.

    11.10 SECTION HEADINGS. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    11.11 NO RIGHTS IN THIRD PARTIES. Nothing in this Agreement, whether expressed or implied, is intended to confer upon any Person (other than Buyer and Seller and their respective successors, successors-in-interest and assigns) any rights or remedies under or by reason of this Agreement.

    11.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall be considered one and the same agreement.

    IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first written above.

Buyer:                       TOTAL HEALTH CHOICE, INC.,
                             a Florida nonprofit corporation


                             By: /s/ K.G. Rimmer
                                --------------------------------

                             Title:     CEO
                                   -----------------------------

Seller:                      PACIFICARE HEALTH SYSTEMS, INC.,
                             a Delaware corporation


                             By: /s/ Joseph S. Konowiecki
                                --------------------------------

                             Title:     Secretary
                                   -----------------------------